Glowpoint Announces Continued Listing Plan Accepted By NYSE MKT

DENVER, CO, June 1, 2017 - Glowpoint, Inc. (“Glowpoint” or the “Company”) (NYSE MKT: GLOW), a managed service provider of video collaboration and network applications, announced today the receipt of notification that the Company’s plan to regain compliance with the NYSE MKT’s continued listing standards has been accepted by the NYSE MKT LLC (“NYSE MKT”).
As previously reported by the Company in a Current Report on Form 8-K on April 7, 2017, the Company received a letter from the NYSE MKT on April 5, 2017 stating that the Company is not in compliance with the continued listing standards of the NYSE MKT Company Guide (the “Company Guide”) relating to stockholders’ equity. The letter indicated that the Company is out of compliance with Section 1003(a)(ii) of the Company Guide, which requires a listed company to have stockholders' equity of at least $4.0 million if it has reported losses from continuing operations or net losses in three of its four most recent fiscal years. As of March 31, 2017, the Company had stockholders' equity of $3.4 million.
The Company submitted a plan to regain compliance with Section 1003(a)(ii) of the Company Guide and the plan has been accepted by the NYSE MKT. The Company has been granted until October 5, 2018 to implement its plan. Such extension is subject to periodic review by the NYSE MKT for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by October 5, 2018, or if it does not make progress consistent with the plan during the plan period, the NYSE MKT staff may initiate delisting proceedings as appropriate.
The Company seeks to regain compliance with the NYSE MKT continued listing standards by potentially restructuring its indebtedness with Main Street Capital Corporation and Shareholder Representative Services LLC; however there is no assurance the Company will be able to accomplish this. See further discussion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on March 31, 2017 with the Securities and Exchange Commission (the “Company’s 2016 Annual Report”).
The Company's common stock will not be delisted by the NYSE MKT for the deficiency during the plan period. The Company's common stock will continue to trade under the symbol "GLOW," with the added designation of ".BC" to indicate that the Company is not in compliance with the NYSE MKT's listing standards. The NYSE MKT also publishes a list of noncompliant issuers and displays the .BC indicator on its website. The NYSE MKT notification does not affect the Company's business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company's material agreements.
About Glowpoint
Glowpoint, Inc. (NYSE MKT: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements
Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2016. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com